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                                                                   EXHIBIT 11.1

                       Ethyl Corporation and Subsidiaries
               Computation of basic and diluted earnings per share
              for the years ended December 31, 2001, 2000 and 1999
                     (In thousands except per share amounts)

                                                  2001       2000       1999
                                                 -------    -------    -------

Net (loss)income applicable to common stock (1) $(105,040)  $60,997    $55,297
                                                 =========  =======    =======
Average number of shares of common stock
outstanding (2,3)                                  83,455    83,462     83,465
                                                 =========  =======    =======

Basic and diluted (loss) earnings per share     $   (1.26)  $  0.73    $  0.66
                                                 =========  =======    =======
Notes:

(1) In the periods presented, the Company had only one class of common stock outstanding.

(2) To determine the average number of shares of common stock and common stock equivalents, the average number of common shares and common stock equivalents outstanding (actual or assumed for equivalents) during each month were added together and the sum was then divided by 12.

(3) For diluted earnings per share, the shares issuable upon the assumed exercise of outstanding stock options would be 0 for each period.